Exhibit 10(a)-6

TCF FINANCIAL CORPORATION
MANAGEMENT INCENTIVE PLAN - EXECUTIVE AWARD

1. This TCF Financial Corporation 20__ Management Incentive Plan - Executive (this “Award”) is effective for the 20__ fiscal year of TCF Financial Corporation (“TCF”).  This Award is granted under and subject to the terms and conditions of the TCF Financial 2015 Omnibus Incentive Plan (the “Incentive Plan”).

 2. The participant shall sign a copy of this Award to acknowledge the terms of this Award.  Participants are those approved by the Compensation, Nominating, and Corporate Governance Committee (the “Committee”) of the TCF Board of Directors.

3. The Award recipient is eligible to receive a cash payment not to exceed 200% of Target. The performance metric shall be [PERFORMANCE GOAL], and target shall be equal to [___]% of base salary paid during 20__. The participant will be eligible to receive a cash incentive of an amount determined as follows:

•	[__]% of Target if [_________]; or

•	[__]% of Target if [_________]; or

•	[__]% of Target if [_________].

For results in between any of the levels set forth for each goal above, the payout will be interpolated in a linear fashion between payout levels. For performance below the lowest performance levels set forth above, no payouts will be made. [PERFORMANCE GOAL] will be calculated excluding extraordinary or non-recurring items as well as the results from any businesses newly acquired or commenced by TCF (or its subsidiaries) during fiscal 20__. In the event that TCF’s financials are no longer calculable as a separate entity (e.g. as a result of consummation of a merger between TCF and Chemical Financial Corporation), [PERFORMANCE GOAL] will be calculated on a monthly basis through the last month possible and compared to TCF pro forma materials distributed to the Committee at its January meeting, with the pro forma amounts through the last month being set as “target” and the threshold and maximum payouts being adjusted so that they represent the same percentage of achievement of target as the full year percentages represent.

4. The Committee may in its discretion, reduce or eliminate the amount of the incentive determined under this Award for any reason, and all Awards shall be subject to the terms of the Incentive Plan.  Among other things, participants will be assessed for incentive purposes based on their effectiveness in managing risk within their respective areas of accountability during the plan year. The risk management assessment will include review of relevant key risk indicators (KRIs) used in the TCF Enterprise Risk Management program. The Committee has authority to make interpretations under this Award and to approve all calculations made for this Award. Incentive compensation under this Award will be paid in cash as soon as possible following certification of the performance goals by the Committee, but no later than March 15, 20__.  A participant need not be employed by TCF (or the same subsidiary as employed by on the date of this Award) after December 31, 20__ in order to receive payment under the Award.

5. The Committee may amend this Award from time to time as it deems appropriate, except that any such amendment shall be in writing and signed by both TCF and the participant and no amendment may contravene requirements of the Incentive Plan.  This Award shall not be construed as a contract of employment, nor shall it be considered a term of employment, nor as a binding contract to pay awards.

6. This Award is effective for service on or after January 1, 20__.

7. This Award shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

Acknowledgement

I have received, read, and acknowledge the terms of the foregoing Award and the Incentive Plan.

Effective Date	Signature